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                                                                      EXHIBIT 12

                       K N ENERGY, INC. AND SUBSIDIARIES
                       RATIO OF EARNINGS TO FIXED CHARGES

                                                                         Years Ended December 31
                                                                         -----------------------
                                                1993             1992              1991               1990               1989
                                                ----             ----              ----               ----               ----
                                                                          (Dollars in Thousands)
Earings:
Income From Continuing Operations
  Before Extraordinary Item
  per Statements of Income                   $ 30,869           $ 36,342          $ 37,074           $ 25,063           $  1,229

Add:
  Interest and Debt Expense                    31,478             27,608            24,298             24,454             21,535
  Income Taxes                                 18,599             20,068            21,282             16,526             11,183
  Portion of Rents Representative
    of the Interest Factor                      2,863              1,901             1,542              1,348              1,058
                                             --------           --------          --------           --------           --------
  Income as Adjusted                         $ 83,809           $ 85,919          $ 84,196           $ 67,391           $ 35,005
                                             ========           ========          ========           ========           ========
Fixed Charges:
  Interest and Debt Expense
    per Statements of Income
    Includes Amortization of
    Debt Discount, Premium
    and Expense)                             $ 30,909           $ 27,090          $ 24,091           $ 24,045           $ 21,488

Add:
  Interest Capitalized                            965                842               207                409                 47
  Portion of Rents Representative
    of the Interest Factor                      2,863              1,901             1,542              1,348              1,058
  Preferred Stock Dividends of
    Subsidiary                                     69              3,084             5,393              6,487              2,902
                                             --------           --------          --------           --------           --------
  Fixed Charges                              $ 34,806           $ 32,917          $ 31,233           $ 32,289           $ 25,495
                                             ========           ========          ========           ========           ========
Ratio of Earnings to Fixed Charges               2.41               2.61              2.70               2.09               1.37
                                             ========           ========          ========           ========           ========





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